CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into the Registration Statements of SUSA Partnership, L. P. (the "Partnership") on Forms S-3 (Commission File Nos. 333-3344, 333-21991 and 333-44641), of (1) our report dated January 30, 1998, except for Note 16, as to which the date is March 18, 1998, on our audits of the consolidated financial statements of the Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Partnership's 1997 Form 10-K and (2) our report dated January 30, 1998, on the financial statement schedule of the Partnership as of December 31, 1997, which report is included in the Partnership's 1997 Form 10-K.






COOPERS & LYBRAND L.L.P.

Baltimore, Maryland
March 25, 1998